EXHIBIT 99

1/DAVE SIEGEL SPEAKS TO EMPLOYEES VIA WEBCAST

Dave Siegel made a presentation today, entitled "Transformation," before a group of employees reviewing the financial status of the company and sketching out the necessary steps to return US Airways to profitability. Employees are reminded that the session, which lasts about one hour, is available as a webcast at the following Internet address: http:\\usairways.internetstreaming.com. The webcast will be available at this site for two weeks, and videotapes will be delivered to workplaces for viewing tomorrow.

Siegel pointed out that low-cost carriers are the only segment of the industry making money and that US Airways' only solution to combat the competitive threat is to lower its costs and improve its product. Some 70 percent of US Airways' flying last year lost money, he said. To have a fully competitive cost structure, Siegel said US Airways' current 10-cent per available seat mile unit cost will not allow it to be profitable. "We must get to the six-cent unit costs of the profitable airlines," he said. Two cents will come through such operational improvements as better aircraft utilization, scheduling and lower distribution costs, and the other two cents of the necessary improvement must come from changes in productivity, pay and benefits, Siegel said.

He said the company's recent restructuring of the ATSB loan bought US Airways a little more time to make changes, and while the loan terms were renegotiated, the company is still at risk on the loan terms if it is unable to show the ATSB that it has taken steps to narrow its losses and return to profitability. He also pointed out that US Airways' auditors issuing "a going concern" opinion and maintaining the company's credit rating - so as not to jeopardize the financing for regional jets - are also issues that impact the company.

Siegel urged employees to unite and fight the low-cost carrier threat, saying that US Airways has great assets on which to build success, starting with its great employees, loyal customers, and strong positions in the major markets of the east. He said the company will be ready to open negotiations with its labor groups in late April, and that management continues to work with the Board of Directors on the final plans of a new business plan. He admitted that the changes could be painful, but said the cost of doing nothing will be more painful, and that no one is exempt.

Siegel told the group that the entire senior management team is personally prepared to make sacrifices along with employees. He also said that he has told Chairman David Bronner that he is prepared to give up a multi-million dollar "golden parachute" in April and that he is committed to stay with the company, and is prepared to accept a new contract that would be competitive with those of CEOs at low-cost carriers.

During about 30 minutes of questions and answers that came from both the audience and by e-mail, Siegel said, among other items:

  That no decisions have been made, but that time is running short on making a decision about the future of the hub at Pittsburgh. He pledged to continue to work with state and local officials to find a solution.

  He acknowledged that there are a variety of operational challenges in Philadelphia and said the company is taking steps, including changes in management, to address these issues.

  While the restructured ATSB loan agreement makes it easier for the company to sell assets, if necessary, the strong preference is not to sell assets, but rather to find ways for US Airways to operate those assets profitably on its own, and to grow.